Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Post-Qualification Amendment No. 2 to the Offering Statement on Form 1-A of our report dated April 21, 2022, relating to the financial statements of Here Collection LLC (formerly Here 001 LLC), as of December 31, 2021 and to all references to our firm included in this Registration Statement.

We hereby consent to the incorporation in this Post-Qualification Amendment No. 2 to the Offering Statement on Form 1-A of our report dated April 14, 2022, relating to the financial statements of 1989 Loraine Road, as of December 31, 2021 and to all references to our firm included in this Registration Statement.

/s/ BF Borgers CPA PC
BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

April 21, 2022